Exhibit 10.30

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 1st day of February, 2024, by and between WESTLAKE WELLBEING PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and NEONC TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (“Tenant”).

1. Premises.

A. Subject to all of the terms, conditions and provisions contained in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 3,804 rentable square feet located on the 3rd floor of the Westlake Village Studios within the Four Seasons Hotel Westlake Village (the “Hotel) referred to herein as the “Premises.” Except as expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises or the Hotel, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises or the Hotel for any particular purpose, and Tenant’s acceptance and occupancy of the Premises conclusively establishes Tenant’s acceptance of the Premises in its “AS IS - WHERE IS” condition, and if Tenant so elects in the manner provided herein the Premises will be delivered with the FF&E.

2. Term.

A. Commencement Date/Expiration Date. The term of this Lease (the “Term”) shall commence (“Commencement Date”) on February 1, 2024. The Lease shall expire on January 31, 2026 (“Expiration Date”), unless sooner terminated as provided herein.

3. Rent.

A. Tenant agrees to pay Landlord without abatement, deduction, offset, prior notice or demand, rent for the Premises (“Rent”) in the amount of Twenty-Five Thousand Dollars ($25,000.00) per month. The Rent for any portion of a month shall be prorated on the basis of a thirty (30) day month. The Rent shall be paid in advance, beginning on the Commencement Date, and every thirty (30) days thereafter during the Term of the Lease. The Rent shall increase by 3% per annum during the Term of this Lease.

B. It is the intention of the parties hereto that except as otherwise expressly set forth in this Lease, that rent, and any other amount payable to Landlord under this Lease shall be paid without notice, demand, counterclaim, setoff, deduction, abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts throughout the Term is, except to the extent specifically provided herein, unconditional in all respects. In addition to all other remedies available to Landlord, the time of payment of Rent under this Lease is of the essence of this Lease. If any installment of Rent or other payments due from Tenant is not received by Landlord within five (5) days after it becomes due, Tenant shall pay to Landlord a one-time additional sum of five percent (5%) of the overdue Rent or other payments as a late payment charge for that installment. The parties agree that this late payment charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant and is a payment of damages and not a payment of interest. Acceptance of any late payment charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any other rights and remedies available to Landlord.

4. Taxes and Utilities.

A. Taxes. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against any equipment and any personal property placed by Tenant in or about the Premises. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after prior written notice to Tenant, pay such taxes and assessments when due and payable (and in installments, if such installments are permitted), and Tenant shall reimburse Landlord for the amount of the payment within ten (10) days after such payment and written demand by Landlord.

B. Operating Expenses. This is a full gross lease, other than in addition to the Rent, Tenant shall separately arrange and pay for telephone/internet and janitorial services with a third- party telephone/internet and janitorial provider. Landlord shall cause the Premises to be supplied with water, heat, air conditioning, and electricity.

5. Use of Premises.

A. During the Term, the Premises shall be used and occupied by Tenant for general office and administrative purposes.

B. Tenant shall not use the Premises in violation of any applicable law, ordinance or governmental regulation or of the certificate of occupancy issued for the Premises, and shall immediately upon notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any applicable law, ordinance or governmental regulation or of said certificate of occupancy.

C. Tenant shall not do or permit anything to be done in or about the Premises which will interfere with the rights of other occupants of the Hotel, or injure or annoy them, or allow the Premises to be used for any unlawful or reasonably objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance or commit any waste in, on or about the Premises.

D. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises for the liquidation or sale of any Tenant property without first having obtained Landlord’s prior written consent.

E. Tenant shall adhere to all rules reasonably established by Landlord with respect to the common areas of the Hotel.

F. Tenant, and its invitees, patients and guests shall have access to the Premises via a card reader system.

G. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives all Claims against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant or any Tenant Party in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

H. All housekeeping and janitorial services, including the stocking of restrooms, within Premises will be Tenant’s responsibility.

I. Should government or Hotel regulations require screening or security at the Hotel entrance, Hotel may choose to limit the number of staffed entrances to the building, in which case Tenant’s employees, visitors and guests may enter and exit the building via the same entrance and exit as Hotel employees, visitors and guests.

6. Repairs and Maintenance.

A. Landlord’s Obligations. During the Term, Landlord shall maintain in good working order and condition and shall repair the building shell and other structural portions of the Premises and all building systems (including mechanical, HVAC, electrical, structural, water and sewer systems, and any other utility lines serving the Premises). Landlord shall be under no obligation to make any alterations or improvements to or upon the Premises. If Landlord shall fail to perform the preceding obligations, or if there shall be a casualty affecting the Premises, and the Premises are rendered unsuitable for Tenant’s use, Tenant shall provide Landlord with written notice of same, and if the relevant condition shall continue for a period in excess of five (5) consecutive business days, and Tenant does not, in fact, use the Premises during such period, Tenant shall be entitled to abatement of the Rent owing hereunder until the Premises is restored and delivered to Tenant or the relevant services are provided and the Premises shall be suitable for Tenant’s use.

B. Tenant’s Obligations. Tenant will reimburse Landlord for the full cost to repair or replace any damage to the Premises, any furniture, fixtures or equipment owned by Landlord that may be located on the Premises, or the Hotel caused by Tenant or any employee, contractor, agent, representative or invitee of Tenant (each a “Tenant Party”), including, without limitation, any deductibles or self-insured retentions with respect to any damage covered by Landlord’s property insurance. Tenant will not overload the electrical wiring serving the Premises and will install, at its expense, but only after obtaining Landlord’s written approval, any additional electrical wiring which may be required in connection with Tenant’s apparatus. All amounts payable to Landlord hereunder shall be paid by Tenant to Landlord within ten (10) days of written demand.

7. Insurance.

A. Tenant’s Insurance. Without limiting Tenant’s duty to indemnify Landlord, Tenant shall provide and maintain throughout the term of this Lease, at its own expense the following insurance, and all applicable policies (Commercial General Liability, Business Auto Liability and Employer’s Liability) shall name Landlord, its subsidiaries, affiliates, lenders (if any), and Four Seasons Hotels Limited, as additional insureds. The following required policies shall be evidenced by certificates of insurance with appropriate endorsements as required in this provision and at least thirty (30) days notice shall be given to Landlord prior to cancellation and/or material change in the policies.

(1) Commercial General Liability insurance with minimum limits of One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) general aggregate limit. Such policy shall be written on a standard ISO occurrence form (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract, as well as defense obligations and defense expenses). The policy shall include a severability of interest clause providing that the coverage applies separately to each insured except with respect to the limits of liability.

(2) Business Auto Liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) each occurrence with respect to any vehicles owned, non- owned, hired, leased borrowed by or assigned to Tenant.

(3) Workers’ Compensation insurance to cover obligations imposed by federal and state statutes having jurisdiction over Tenant’s employees and Employers’ Liability insurance with a minimum limit of One Million Dollars ($1,000,000) each accident.

(4) Comprehensive Following Form Umbrella Liability insurance policy with limits not less than Five Million Dollars ($5,000,000) each occurrence.

(5) Insurers shall have no right of recovery or subrogation against Landlord, its subsidiaries and affiliates, or its and their employees, directors, officers, agents, agencies, successors and assigns (collectively, the “Landlord Parties”), and the insurance policies provided by Tenant shall be endorsed to be primary and non- contributory for any and all losses covered by the above described insurance.

(6) Any and all deductibles in the above described insurance policies shall be assumed by and be for the account of, and at the sole risk of the Tenant.

B. Landlord’s Insurance. Landlord shall keep in force an all risk property and casualty insurance policy covering the Hotel and all improvements therein, as customary among owners of similar properties, and commercial general liability insurance with a limit of liability of not less than $2,000,000 per occurrence.

8. Assignment/Subletting. Tenant shall not assign or sublease any portion of the Premises.

9. Eminent Domain. In the event all or any portion of the Premises shall be taken (permanently or for any period in excess of thirty (30) days or causing material interference with Tenant’s business operations) under the power of eminent domain, by inverse condemnation or sold to prevent or under the threat of the exercise thereof (each, a “Taking”), and if, the remaining Premises, if any, is not reasonably adequate for Tenant’s use of the Premises, either party shall have the right to terminate this Lease upon delivery of written notice to other party given at any time within thirty (30) days following the date of such Taking.

10. Changes and Alterations.

A. Except as otherwise provided herein, Tenant may, at its own sole cost and expense, subject to obtaining the prior written consent of Landlord, which consent is in Landlord’s sole discretion, make such non-structural changes and alterations to the Premises as it deems necessary for its use. Tenant shall provide Landlord not less than fifteen (15) days’ prior written notice of any proposed changes or alterations to the Premises. Landlord shall have the right with respect to any work to post and file statutory notices of nonresponsibility and to require that Tenant obtain builder’s risk insurance.

B. All changes and alterations made by Tenant are to be performed in a proper, lawful and workmanlike manner with new materials and responsible contractors, reasonably acceptable to Landlord. Tenant shall obtain all building permits, certificates of occupancy and other similar documents related to any change or alteration to the Premises in Tenant’s own name, at Tenant’s sole cost and expense, and Tenant agrees to indemnify Landlord from any cost which Landlord may incur in connection therewith, including any taxes or charges which may be imposed or increased as a result thereof. Landlord, at Tenant’s request, shall reasonably cooperate with Tenant in Tenant’s efforts to obtain such building permits, certificates of occupancy and similar documents.

C. Tenant shall neither cause nor permit any mechanic’s and/or materialmen’s claim or lien to be filed against the Premises. If any such mechanic’s and/or materialmen’s claim is filed, Tenant shall discharge or remove the same within thirty (30) days after the filing thereof or bond against the same.

D. Except as provided herein, all equipment and other personal property of Tenant which does not become a permanent part of the Premises shall remain the property of Tenant and may be removed by Tenant at any time prior to the last day of the Term or within three (3) days of any earlier termination of this Lease. Title to all improvements and trade fixtures made or installed at Tenant’s expense to the Premises (and which become a permanent part of the Premises) shall remain indefinitely, at Landlord’s option and title to said improvements and trade fixtures shall vest in Landlord. Notwithstanding the foregoing, unless Tenant provides Landlord with notice to the contrary prior to the Commencement Date, Landlord shall deliver the premises with the existing furniture, fixtures and equipment in the Premises (collectively the “FF&E”). The FF&E is delivered “as-is” and Tenant will have no obligation to insure the FF&E. Within five (5) business days following written notice from Tenant, Landlord will, at Landlord’s cost, remove the FF&E, provided Tenant will reasonably cooperate to make the FF&E available for Landlord to remove.

11. Indemnity.

A. To the fullest extent permitted by law, Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of its operation or use of the Premises or for any damage or injury to persons, property or business directly or indirectly arising out of or attributable to: (i) any act, damage, liability occasioned in whole or in part, by any use or occupancy of the Premises or the Hotel or by any act or omission of Tenant or Tenant’s agents, customers, assigns, vendors, affiliates, subsidiaries, principals, invitees, licensees and related parties (collectively, “Tenant Parties”) in the management, use and operation of its business on the Premises or the Hotel; (ii) the use of the Premises and any other portion of the Hotel and the conduct of Tenant’s business by Tenant or the Tenant Parties, or any other activity, violation of law (including HIPAA), work or thing done, permitted or suffered by Tenant or any other Tenant Parties, in or about the Premises or elsewhere on the Hotel; and/or (iii) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease, unless arising from the negligence or willful misconduct of Landlord. If Landlord shall be made a party to any third party dispute, claim or litigation commenced by or against Tenant or any other Tenant Parties for causes of action arising out of or attributable to the use or occupancy of the Premises or the Hotel by Tenant or any Tenant Party, then Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against any and all liabilities, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Landlord Parties in connection therewith. Landlord shall not be responsible or liable at any time for any damage to any fixtures, equipment, merchandise or personal property located within the Premises except to the extent arising from the negligence or willful misconduct of Landlord.

12. Default and Remedies.

A. Tenant Default. In addition to any Event of Default identified elsewhere in this Lease, each of the following events shall be deemed to be an event of default by Tenant under this Lease (each, an “Event of Default”): (i) Tenant shall fail or refuse to pay any installment of Rent, Additional Rent or any other amounts billed to Tenant by Landlord that are payable to Landlord hereunder as and when herein provided and such payment is not made within thirty (30) days after written notice thereof (which notice shall be in lieu of any notice required under California Civil Code of Procedure Section 1161 or any similar or successor law); (ii) the filing of bankruptcy (either voluntary or involuntary) or insolvency of Tenant or any guarantor of this Lease (as reasonably concluded by Landlord), or the assignment by Tenant or any guarantor hereunder for the benefit of creditors, (iii) Tenant shall fail or refuse to perform any of its obligations that performance is required and such failure or refusal continues for a period of thirty (30) days after notice of such failure or refusal is delivered to Tenant.

B. Landlord’s Remedies; Termination. Upon an Event of Default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies of Civil Code Section 1951.4 and any successor statute or similar law, which provides that Landlord may continue this Lease in effect following Tenant’s breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations), Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder. If Landlord elects to terminate this Lease then Landlord may recover from Tenant: (i) the worth at the time of award of any unpaid rent remaining on the Lease; plus (ii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom including, but not limited to: attorneys’ fees and costs; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises, and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property and any other items which Tenant is required under this Lease to remove but does not remove.

C. Landlord’s Remedies; Re-Entry Rights. Upon an Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord will also have the right, upon terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises immediately in accordance with applicable law; such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with procedures permitted by applicable law. No re- entry of the Premises by Landlord pursuant to this Paragraph C will be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

D. Landlord’s Remedies; Performance for Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) business days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with twelve (12) percent interest thereon, provided Landlord shall substantiate with appropriate documenation any amount charged to Tenant hereunder. This remedy shall be in addition to any other right or remedy of Landlord set forth herein.

E. Landlord Default. Landlord shall be in default hereunder if Landlord fails to keep, perform or observe any of the material terms, covenants and conditions contained in this Lease on its part to be kept, performed and observed, where such failure continues for thirty (30) days after written notice thereof by Tenant to Landlord (a “Landlord Default”) (provided, however, that if the default is such that the same cannot reasonably be cured within said thirty (30) day period, a Landlord Default shall not be deemed to have occurred if Landlord shall within such period commence such cure and thereafter diligently prosecute the same to completion). Except as expressly provided in this Lease, Tenant hereby waives and relinquishes any right which Tenant may have to terminate this Lease or withhold Rent on account of any damage, condemnation, destruction or state of disrepair of the Premises (including, without limiting the foregoing, those rights under California Civil Code Sections 1932, 1933(4), 1941, 1941.1 and 1942). If Landlord defaults under this Lease and if, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of Landlord’s interest in the Hotel and Landlord shall not be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute obligations of the partners, directors, affiliates, officers, members or shareholders of Landlord or Landlord’s related parties, and Tenant shall not seek recourse against the partners, directors, officers, affiliates, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal or corporate assets for satisfaction of any liability with respect to this Lease. Except as expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises or the Hotel, but not limited to, any representation or warranty of suitability or fitness of the Premises or the Hotel for any particular purpose. As between Tenant and Landlord, except as expressly set forth in this Lease, the Tenant leases the Premises “As-Is.”

13. Parking.

A. Tenant, its employees, and vendors must park in the Hotel parking structure located adjacent to the Hotel (“Parking Structure”) and enter the Premises through the Hotel’s employee/vendor entrance. Tenant’s employees have or will receive ID/access cards to the Hotel at no charge, but any replacement costs shall be borne by Tenant. Tenant will receive five (5) non-exclusive parking spaces located in the Parking Structure for its employees available on a first-come-first-served basis with other persons given access to the Parking Structure. Overnight parking in the Parking Structure is not allowed. Tenant’s visitors and guests may self-park at the Parking Structure at no cost. Landlord makes no representation, warranty or guarantee as to the availability of valet parking at the Hotel entrances.

B. No employee of Tenant shall use any part of the Parking Structure except such area or areas as may be designated as non-exclusive parking areas. Landlord shall designate a reasonably sufficient area of the parking structure (taking into account all others who have or might have similar non-exclusive parking rights or privileges in such parking structure) as non- exclusive parking areas to allow the Tenant to exercise the nonexclusive parking rights as set forth in this Section. Landlord may issue parking passes to be used by Tenant’s employees and/or require Tenant to supply lists of license plate numbers of employees, and Landlord reserves the right to cause employee automobiles illegally parked to be towed without liability to Landlord and/or to impose reasonable fines or charges on Tenant for illegally parked employee automobiles. Tenant shall be responsible for ensuring that its employees comply with all the provisions of this Section and such other parking rules and regulations as may be adopted and implemented by Landlord from time to time.

14. Surrender of Possession.

Upon the expiration or earlier termination of the Term, Tenant shall peaceably and quietly leave and surrender the Premises to Landlord, in a neat and clean condition. All property that Tenant is not required to surrender but that Tenant does abandon shall, at Landlord’s election, become Landlord’s property at termination. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold Landlord, its members, employees, agents, successors and assigns harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, attorneys’ fees and expenses) resulting from the delay or failure to surrender, including, without limitation, claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender.

15. Notices. All notices, consents or other communications to be given hereunder shall be in writing and shall be deemed duly given and received on the date of delivery if delivered in person or on the second day next succeeding the date of mailing if sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

Landlord:

Westlake Wellbeing Properties, LLC

1 Dole Drive

Westlake Village, CA 91362

Attn:	Ryan Gores
Vice President, General Counsel & Secretary

Tenant:

NEONC TECHNOLOGIES HOLDINGS, INC.,

2 Dole Drive

Westlake Village, CA 91362

Attn: Amir Heshmatpour

16. Attorneys’ Fees. In the event of a dispute between the parties arising out of or in connection with this Lease, whether or not such dispute results in litigation, the prevailing party (whether resulting from settlement before of after litigation is commenced) shall be entitled to have and recover from the losing party reasonable attorneys’ fees and costs of suit incurred by the prevailing party and upon appeal. Such fees and costs shall not include any fees and costs incurred prior to execution and delivery of this Lease, which are hereby expressly waived by both parties.

17. Right of Entry of Landlord. Upon at least one (1) business days’ prior written notice to Tenant, Landlord and Landlord’s representatives shall have the right to enter the Premises during the Term for the purpose of showing the Premises to a prospective tenant, or during the Term to a prospective purchaser or lender of the Property or for the purpose of making reasonable inspections of the Premises or repairs to the Premises as Landlord may deem reasonably necessary, without liability to Tenant, provided no notice shall be required if the relevant matter is an emergency. Landlord shall use reasonable efforts in connection with any such entry not to interfere with Tenant’s conduct of business in the Premises and Landlord shall comply with Tenant’s reasonable rules concerning security and patient information privacy.

18. Waiver of Subrogation. To ensure that the risk of loss normally insured against by each party’s property insurance carrier remains the burden of the insurance carrier and cannot be shifted over to the other party, Landlord and Tenant have agreed to the following waiver of subrogation. Landlord and Tenant each release the other and its agents and employees from any claims for damage or loss to the Premises, the Building, the Hotel and any property contained therein or thereon, or any other property, caused by or resulting from any risks insured against under any property insurance policies carried by the releasing party and in force at the time of any such damage or loss (or which would have been insured if the releasing party had complied with its respective obligations under this Lease), regardless of the cause of the damage or loss (including the negligence of Landlord or Tenant or their respective agents or employees), provided that such waiver shall not extend to deductibles or self-insured retentions up to a maximum of $100,000 per occurrence. The parties shall require that their respective property insurance carriers waive any such rights to subrogation that such companies may have against Landlord or Tenant, as the case may be.

19. Applicable Law. Notwithstanding the place of execution of this Lease, the domestic laws of the State of California shall govern the validity, performance and enforcement of this Lease, without giving effect to any conflicts or choice of law provisions of the State of California.

20. Quiet Enjoyment. Provided no Event of Default exists under this Lease, Tenant’s quiet enjoyment of the Premises during the Term shall not be disturbed.

21. Time. The time of performance of all of the terms, covenants and conditions of this Lease is of the essence hereof.

22. Successors Bound. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

23. Waiver of Consequential Damages. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord or any of its affiliates be liable to Tenant or any of its affiliates, subsidiaries, agents, customers, or related parties for any loss of profit, potential profit, or for any incidental, special or consequential losses or damages, whether based on contract, tort, strict liability, negligence or other theory of law or equity.

24. Subordination. This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any Mortgage now existing and, conditioned upon the grant to Tenant of a customary and commercially reasonable nondisturbance agreement from the holder thereof, shall be subject and subordinate to the lien of any Mortgage hereafter created on or against the Hotel or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such Mortgage, to attorn to any such Holder provided the Holder executes a customary and commercially reasonable subordination, attornment and nondisturbance agreement. Tenant agrees upon demand to execute, acknowledge and deliver a Subordination, Non- disturbance and Attornment Agreement confirming such subordination, and such instruments of attornment as requested by any such Holder. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. The Landlord and Tenant shall cooperate with one another and agree to each use diligence and good faith in arranging with the holder of each existing Mortgage and each holder of future Mortgages encumbering the Premises a commercially reasonable subordination and nondisturbance agreement between each such holders and the Tenant.

25. Estoppel Certificate. Tenant agrees to execute, within ten (10) business days of Landlord’s request therefor, estoppel certificates addressed to such third parties as Landlord may request setting forth facts relating to the terms and provisions of this Lease as Landlord or such third parties may reasonably request.

26. Hazardous Materials. Tenant, as well as Tenant’s agent, employees, contractors and invitees, shall not bring, keep, discharge or release or permit to be brought, kept, discharged or released, on or from the Premises any Hazardous Substances (as hereinafter defined). Hazardous Substances shall mean: (i) any substance that is then defined or listed in otherwise classified pursuant to, any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity” and (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources. To the fullest extent permitted by law, Tenant agrees to indemnify, defend and hold Landlord, its members, employees, agents, successors and assigns harmless from and against all liability, loss, damage and/or expense (including, without limitation, reasonable attorney’s fees and expenses) arising out of or attributable to (i) the existence or alleged existence of any Hazardous Substances in, on or about the Premises resulting from the conduct of Tenant’s business operations, (ii) the removal of or failure to remove any Hazardous Substances from the Premises introduced to the Premises by Tenant, or (iii) any activity involving Hazardous Substances carried on or undertaken on the Premises, by Tenant or any employees, agents, subcontractors or invitees of Tenant.

27. Assumption of Risk. Tenant, as a material part of the consideration to Landlord, hereby agrees, as an agreement solely for the benefit of Landlord and the Landlord Parties and not for the benefit of third parties, that, subject to the express provisions of this Lease with respect to abatement of rent and without limiting Landlord’s repair and maintenance obligations under the terms of this Lease, neither Landlord nor any other Landlord Party will be liable to Tenant for, and, as to such parties, Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any other Landlord Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Premises and the Hotel, except to the extent of Landlord’s negligence or willful misconduct, (ii) any such damage caused by other tenants or persons (other than Landlord Parties) in or about the Premises or Hotel, (iii) any loss of or damage to property by theft or otherwise-or (iv) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness.

28. Signage. Tenant has no right to install any other signs in any location in, on or about the Hotel without Landlord’s prior written approval, which may be withheld in Landlord’s sole and absolute discretion. Tenant will be solely responsible for all costs for installation, maintenance, repair and removal of all Tenant signs. If Tenant fails to maintain or to remove any Tenant’s signs upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s sole cost and expense. Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any maintenance or removal of such signage on Tenant’s account, which amount will be deemed Additional Rent. Notwithstanding the forgoing, Tenant may install pre- approved signage at the entrance to Westlake Village Studios off of Via Rocas Dr., and in the ground floor vestibule adjacent to the elevator of the Premises.

29. Confidentiality. Tenant agrees to hold in the strictest confidence and not to disclose to any other person, firm or corporation, without the express prior written consent of the Hotel, the terms of this Lease, Hotel’s confidential data, information or other work product, including but not limited to the ideas, and /or financial information learned in the course of this Lease (the “Confidential Information”), provided that Tenant may disclose Confidential Information to Tenant’s lawyers, accountants, financial or other professional advisors, investors, prospective lender or buyers, or as otherwise required by law or legal process, including any securities disclosure laws applicable to Tenant as a result of Tenant’s status as a public company. Tenant acknowledges and understands that the Confidential Information is, and will at all times remain, the property of Hotel and is highly valuable, confidential and material to the interests, business and affairs of Hotel and that disclosure thereof would be detrimental to the interests, business and affairs of Hotel. Confidential Information does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by Tenant in violation of this clause, (b) was or becomes available to Tenant on a non-confidential basis from a source other than Hotel, provided that such source was not known by Tenant to be bound by any agreement to keep such information confidential, or (c) is independently developed by Tenant without use of the Confidential Information. Tenant will promptly and fully indemnify and keep indemnified Hotel against all claims, proceedings, actions, losses, costs, expenses and damages (whether direct, indirect, economic and/or consequential) resulting from any breach of the terms of this paragraph.

30. Privacy / Personal Information. Tenant acknowledges that in the course of its operation at the Premises it may prepare or have access to data that is personally identifiable information, including any and all identifying information, of the employees, guests and customers or potential customers of Hotel (“Personal Information”). Such Personal Information requires a higher standard of care and Tenant agrees to use commercially reasonable efforts to protect such Personal Information. All Personal Information in the possession of Tenant shall be kept in a secure location. Hotel shall control use of the Personal Information. Tenant shall comply with all reasonable privacy policies required by Hotel from time to time in the preparation, processing and storage of the Personal Information. Tenant agrees to take the technical and organizational steps necessary for protecting Personal Information as reasonably required by Hotel including but not limited to training relevant employees regarding such Personal Information. Tenant shall use any Personal Information it prepares or receives from Hotel or Property only to fulfill its obligations under this Lease. Tenant agrees it will not share, rent, sell, or in any way transfer any Personal Information whatsoever to any third party for any reason, without the specific written direction of Hotel or the Landlord, unless required by law, in which case Tenant will provide Hotel with immediate notice of such request. Tenant will promptly and fully indemnify and hold harmless and keep indemnified Hotel and Landlord against all claims, proceedings, actions, losses, costs, expenses and damages (whether direct, indirect, economic and/or consequential and including any and all costs and expenses related to notification of affected individuals and procurement of credit protection services for such individuals) (“Claims”) resulting from any breach of the terms of this section. At the request of Hotel or Landlord, Tenant shall defend Hotel or Landlord with respect to any Claims. Tenant acknowledges that damages may not be an adequate remedy for any breach hereof and that the indemnity given is in addition to any other remedy which it may seek, including (without limitation) specific performance and injunctive and other equitable relief. This covenant and agreement shall survive the termination of this Lease, and continue to be binding upon both parties.

31. Usage of Four Seasons Name / Trademarks. Tenant acknowledges the value of the name and logo of Four Seasons, and Tenant shall not use the name or logo of the Hotel (Resort or Property), Four Seasons Hotels Limited or any other Four Seasons property (collectively “Four Seasons” for the purpose of this section) in publicity releases, endorsements, advertising or other materials of any kind without the prior written consent of the Landlord and Hotel, other than use of the name of the Hotel incidental to identifying in any annual report or other required disclosure, the location of the Premises as an office where Tenant business is located.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date first above written.

TENANT:

NEONC TECHNOLOGIES HOLDINGS, INC.,

By:	/s/ Amir Heshmatpour
Name:	Amir Heshmatpour
Its:	Executive Chairman and Secretary

LANDLORD:

WESTLAKE WELLBEING PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Ryan Gores
Name:	Ryan Gores
Its:	Vice President, Secretary and General Counsel

By:	/s/ Gary Wong
Name:	Gary Wong
Its:	President, CFO & Treasurer

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